Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Pinnacle Bankshares Corporation:


We consent to the incorporation by reference in Post Effective Amendment No. 1 on Form S-3 of Pinnacle Bankshares Corporation of our report dated February 12, 1999, relating to the consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for the years then ended, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-KSB of Pinnacle Bankshares Corporation.
                                 /s/ KPMG LLP


Roanoke, Virginia
August 6, 1999